Exhibit 99.1

23andMe announces CEO’s take-private proposal

SOUTH SAN FRANCISCO, Calif., August 1, 2024 (GLOBE NEWSWIRE) – 23andMe Holding Co. (Nasdaq: ME), a leading human genetics and biopharmaceutical company, has received a preliminary non-binding indication of interest from Anne Wojcicki, Chief Executive Officer, Co-Founder, and Chair of the Board of Directors of 23andMe, to acquire all of the outstanding shares of 23andMe not owned by her or her affiliates or any other stockholder that she invites to roll over their shares for cash consideration of $0.40 per share of Class A Common Stock or Class B Common Stock (the “Proposal”). Ms. Wojcicki announced the Proposal on July 31, 2024 in a Schedule 13D filing with the Securities and Exchange Commission.

The Special Committee previously formed by the Board of Directors of 23andMe is carefully reviewing and evaluating the Proposal and is committed to acting in the best interests of 23andMe and its shareholders.

There can be no assurance that the foregoing will result in any particular outcome.

The Special Committee has engaged Wells Fargo as its financial advisor and Dechert LLP as its legal advisor.

About 23andMe

23andMe is a genetics-led consumer healthcare and biopharmaceutical company empowering a healthier future. For more information, please visit www.23andMe.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding 23andMe’s strategy, are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “predicts,” “continue,” “will,” “schedule,” and “would” or, in each case, their negative or other variations or comparable terminology, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are predictions based on 23andMe’s current expectations and projections about future events and various assumptions. 23andMe cannot guarantee that it will actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements and you should not place undue reliance on 23andMe’s forward-looking statements. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond the control of 23andMe), or other assumptions that may cause actual results or performance to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The statements made herein are made as of the date of this press release and, except as may be required by law, 23andMe undertakes no obligation to update them, whether as a result of new information, developments, or otherwise.